Exhibit 15.5

April 22, 2022

Ing. Octavio Romero Oropeza

Director General

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Torre Ejecutiva, Piso 44

Colonia Verónica Anzures

Alcaldía Miguel Hidalgo

11300 Ciudad de México, México

Re: Consent of Independent Petroleum Engineer

Dear Ing. Octavio Romero Oropeza:

We refer to our report, entitled “Certification of the Proved Reserves of Pemex Producción y Exploración in 46 Fields in Mexico as of December 31, 2021” (the “Report”).

We hereby consent to the references to Sproule International Limited and Sproule Mexico S.A. de C.V. (“Sproule”) and to the inclusion of, and information derived from the Report dated as of April 22, 2022, in Petróleos Mexicanos’ (“Pemex”) annual report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”) and to the inclusion of our Report as Exhibit 15.6 to the Annual Report. We have audited the estimates of Pemex’s proved oil, condensate, natural gas, and oil equivalent reserves as of December 31, 2021, for the 46 fields located in the Macuspana-Muspac and Cinco Presidentes business units. These estimates were prepared by Pemex Exploración y Producción in accordance with the reserves definitions of Regulation S-X Rule 4-10(a) of the U.S. Securities and Exchange Commission.

Yours truly,

Sproule International Limited and Sproule México S.A. de C.V.

/s/ Gary R. Finnis

Gary R. Finnis, P.Eng.

Senior Manager, Reservoir Services